UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 12, 2015

UNITED STATES ANTIMONY CORPORATION
(Exact name of registrant as specified in its charter)

Montana	33-00215	81-0305822
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

P.O. Box 643 Thompson Falls, Montana		59873
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (406) 827-3523

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events

U. S. ANTIMONY REPORTS ALL-TIME RECORD PRODUCTION

March 12, 2015, Thompson Falls, Montana 2014. United States Antimony Corporation (“USAC”, NYSE MKT, “UAMY”) reported all-time record antimony production of 1,727,804 pounds in 2014. The revenues for 2014 were $10,772,192, and the loss was $1,595,455 which included $780,782 of depreciation. In the fourth quarter, sales of antimony reached $1,881,018, but our loss dropped from $559,329 in the third quarter to $253,684 in the fourth quarter.

Your company made substantial progress on several fronts that were not fully reflected in the annual results due to completions late in the year. Two key projects were the savings from replacing propane with natural gas at our Mexican smelter and an additional 50% increase in production from four new furnaces that were completed in the fourth quarter.

 The loss was primarily due to:

●	A drop in the price of antimony for the year of $.59 per pound from $5.30 in 2013 to $4.17 in 2014.

●	A delayed hook-up of natural gas in Mexico cost $500,000 of energy savings.

●	Holding costs of $688,619 due primarily to solving a metallurgical issue which delayed production at our Los Juarez silver-antimony-gold property and its associated mill at our Puerto Blanco mill.

 Following are the 2014 achievements as well as the outlook for 2015:

1.
We are planning to increase the 2015 production to 4.0 to 4.5 million pounds during 2015 which  includes approximately 1,200,000 pounds from a Canadian off-take contract, more than 1,000,000 pounds from Mexico, and up to 2,500,000 pounds (during three quarters) from an Australian off-take contract.

2.
We hope to maintain this growth trajectory in 2016 without the need for any equity financing as we work down our Mexican concentrate inventories with the new Mexican furnace capacity, the cash flow from increased antimony production, the Bear River Zeolite profits, and favorable off-take contracts.

3.
The number of furnaces at Madero was increased from 8 to 12 at a cost of approximately $714,816 in 2014. The furnaces went into production in late 2014 and will result in major production increases of Mexican production in 2015

4.
We agreed to purchase and process 3,000,000 pounds of antimony and 1,500 ounces of gold per year from Hillgrove Mines Pty. Ltd. in Australia, that are providing funding to increase our furnace capacity by six small furnaces and one larger furnace or the equivalent of 36 small furnaces up from eight a year ago. The Mexican permits for these furnaces were received in March 2015. Hillgrove has an option to ship more concentrate to us on a yearly basis. Processing of the Hillgrove material began in late January of 2015.

5.
A natural gas pipeline was completed in late 2014 at a CAPEX cost of $1,492,533 not including another $300,000 of expenses for permitting, land right of ways, insurance, legal, and various other costs. The conversion to natural gas has cut Mexican fuel costs by approximately 70%, and overall Mexican costs by 40-50%

6.
A metallurgical issue related to the Los Juarez silver-antimony-gold property was solved in late 2014 that will allow us to start processing the Los Juarez concentrates.  A shallow drilling program was initiated in 2015 to delineate higher grade areas for mining at Los Juarez.

A major factor affecting our 2014 financial results was the decline in the average sale price of antimony. The sales price appears to have bottomed and the LME Rotterdam average quote has gone up by $0.09 per pound since March 6, 2015.  We have focused on reducing our production costs to compensate for the decrease in the sales price as follows:

1.	We are increasing production to reduce the fixed cost per pound of production.

2.	We are increasing raw material production at our lowest cost mining operation, the Wadley mine, by increasing the employment and by mechanization.

We are increasing our production from the Guadalupe operation that supplies the Puerto Blanco mill and makes a flotation concentrate that is 60-70% antimony. Higher grade feed increases the smelter throughput and reduces smelter costs.

4.
 USAC owns the Soyatal property, and it has been brought into production by hauling dump material to the Puerto Blanco mill. Initial feed is in the 8-9% antimony range with approximately a 50% mill recovery. The dumps at Soyatal are very substantial with no mining cost and should provide low cost feed.

5.	The utilization of natural gas at Madero has substantially lowered our Mexican production costs. Access to natural gas in 2014 would have reduced our Mexican operating costs by approximately $500,000.

6.
The price of propane in Montana averaged $1.31 per gallon in 2014 and was a major cost item. Presently, we are paying $.59 per gallon. If our propane had cost $0.70 per gallon in 2014, we would have saved $165,000.

7.
During 2014 we included $688,619 of “Mexican non-production expenses” in our costs. These costs included holding costs for the Los Juarez silver-antimony-gold property that was not in production, 90% of the expenses of the Puerto Blanco mill that was built for Los Juarez, and two months of metallurgical testing of Los Juarez concentrates at the Madero smelter.  An all out effort will be made to bring this property into production in 2015.

Our Bear River Zeolite operation realized a profit of $330,670 on sales of $2,169,619 and had non-cash depreciation costs of $221,230. It contributed $551,990 to corporate growth. Unlike antimony, pricing for zeolite was not an issue. Market growth is expected in animal feed, water filtration, soil amendments, remediation, and the oil and gas industries. The plant has a large excess capacity and can increase production with little capital cost.

John Lawrence, CEO commented “USAC is now an international, vertically- integrated company that provides antimony and zeolite from the mine to end users around the world. The Company has enough raw material sources and is now a reliable domestic and international supplier.  Our mission is to supply more of the domestic antimony market.”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED STATES ANTIMONY CORPORATION

Date: March 12, 2015	By:	/s/ John C. Lawrence
John C. Lawrence
President, Director and Principal Executive Officer